Exhibit 99.31

4411 South 40th St., Ste. D11
Phoenix, Arizona 85040
Telephone: (602) 437-5400
Fax: (602) 437-1681

	Investor Contact:	Company Contact:
FOR IMMEDIATE RELEASE	Neil Berkman Associates	Bradley E. Larson
	(310) 277-5162	Chief Executive Officer
	info@BerkmanAssociates.com	www.MeadowValley.com
Meadow Valley Third Quarter Net Income
Increases to $0.60 Per Share Versus A Loss Of $0.11 Per Share
     PHOENIX, ARIZONA, November 8, 2005 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced higher revenue and net income for the third quarter and first nine months of 2005 compared to the same periods of 2004.
     “Meadow Valley’s improved financial performance is an encouraging sign of the progress we have made in re-establishing positive momentum at the Company. Our management team is confident and energized, our balance sheet has been substantially strengthened, and we look forward to taking advantage of the opportunities we see in both our construction services and construction materials businesses,” said Chief Executive Officer Brad Larson.
Third Quarter Results
     For the three months ended September 30, 2005, consolidated revenue increased 12% to $47.1 million from $42.1 million for the third quarter of 2004. Consolidated gross margin increased to 9.6% of revenue for this year’s third quarter from 2.2% for the same period a year ago. Income from operations rose to $2.7 million for this year’s third quarter compared to a loss from operations of $0.7 million for the third quarter of 2004. Net income for the third quarter of 2005 increased to $2.5 million, or $0.60 per diluted share. This compares to a net loss for the third quarter of 2004 of $0.4 million, or $0.11 per share.
     Construction services revenue increased 9% to $28.3 million for the third quarter of 2005 compared to $25.9 million for the third quarter of 2004. Construction materials revenue increased 16% to $18.7 million for the third quarter of 2005 from $16.2 million for the third quarter of 2004.
     On August 24, 2005, Meadow Valley’s construction materials subsidiary, Ready Mix, Inc. (RMI) (AMEX:RMX), completed an initial public offering of approximately 1.8 million  shares of its common stock at a price of $11.00 per share, including approximately 0.23 million shares to cover over-allotments. Meadow Valley currently owns approximately 2.0 million shares, or approximately 53%, of the outstanding common stock of RMI. Accordingly, RMI’s operating results are consolidated in Meadow Valley’s financial statements for financial reporting purposes.
     At September 30, 2005, Meadow Valley reported working capital of approximately $20.4 million, including cash and cash equivalents of $25.8 million. This compares to working capital at December 31, 2004 of $1.8 million, including cash and cash equivalents of $10.2 million. Total stockholders’ equity at September 30, 2005 was $17.4 million, compared to $12.2 million at December 31, 2004.
Nine Month Results
     For the first nine months of 2005, consolidated revenue increased to $140.5 million from $125.0 million for the first nine months of 2004. Net income for the first nine months of 2005 increased to $3.8 million, or $0.93 per diluted share. This compares to net income for the first nine months of 2004 of $0.05 million, or $0.01 per diluted share, which included a pre-tax gain of $1.7 million for the settlement of claims in New Mexico.
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Meadow Valley Third Quarter Net Income Increases to $0.60 Per Share
Versus A Loss Of $0.11 Per Share
November 8, 2005
Page Two
     Construction services revenue increased to $90.4 million for the first nine months of 2005 from $80.3 million for the same period last year, and construction materials revenue increased to $50.1 million from $44.7 million for the first nine months of 2004.
Operations Review
     “In our construction services segment, we are clearly seeing the positive impact of our decisions to focus our activities in the Arizona and Southern Nevada regions, to increase the amount of work we do for private customers, and to be increasingly selective in the nature of the projects we bid,” Larson said. “Meadow Valley recently announced a new bonding relationship with Arch Insurance that provides us with sufficient bonding capacity to maintain our planned bidding activity. We hope to earn additional bonding capacity as we demonstrate further improvement in our financial and operational performance.”
     Contract backlog in the construction services segment was approximately $73.9 million at September 30, 2005, compared to $62.5 million at June 30, 2005 and $103.6 million at September 30, 2004. In addition, Meadow Valley was the apparent low bidder on an additional $12.8 million of contracts that have yet to be awarded. “We believe that our backlog can support construction services revenue consistent with recent history. With ample bidding opportunities scheduled in both of our target markets, and the highway bill that was passed by Congress earlier this year that should help ensure funding going forward, we are optimistic about continued solid performance by our construction services business,” Larson said.
     For construction materials, Larson said, “With the capital raised in RMI’s recent public offering, we are pressing forward with our plans to add ready-mix concrete manufacturing and delivery capacity and expand our sand and gravel reserves.” He noted that RMI currently operates three batch plants in the Las Vegas metro area, one in Moapa, Nevada, and two plants in the Phoenix metro area, served by a fleet of 146 mixer trucks.
Conference Call
     Meadow Valley has scheduled a conference call at 12:00 p.m. EST today. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.MeadowValley.com or at www.CompanyBoardroom.com. A replay will be available after 2:00 p.m. EST at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation # 21266929 after 2:00 p.m. EST.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in the Las Vegas and Phoenix metropolitan areas.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Construction services	$90,401,480	$80,320,938	$28,342,155	$25,885,201
Construction materials	50,051,011	44,659,716	18,741,321	16,218,601

Total revenue	140,452,491	124,980,654	47,083,476	42,103,802

Cost of revenue:
Construction services	85,868,712	80,194,016	26,242,781	26,970,562
Construction materials	44,456,056	39,783,334	16,297,634	14,196,433

Total cost of revenue	130,324,768	119,977,350	42,540,415	41,166,995

Gross profit	10,127,723	5,003,304	4,543,061	936,807
General and administrative expenses	5,628,965	4,686,023	1,816,941	1,593,967

Income (loss) from operations	4,498,758	317,281	2,726,120	(657,160)

Other income (expense):
Interest income	352,542	48,038	115,580	2,059
Interest expense	(273,990)	(259,700)	(90,362)	(64,386)
Other income (expense)	129,754	(28,795)	2,321	37,769

	208,306	(240,457)	27,539	(24,558)

Income before income taxes and minority interest in consolidated subsidiary	4,707,064	76,824	2,753,659	(681,718)
Income tax benefit (expense)	(815,705)	(28,809)	(112,479)	254,633

Income before minority interest in consolidated subsidiary	3,891,359	48,015	2,641,180	(427,085)
Minority interest in consolidated subsidiary	122,933	—	122,933	—

Net income (loss)	$3,768,426	$48,015	$2,518,247	$(427,085)

Net income (loss) per common share
Basic	$1.02	$0.01	$0.66	$(0.12)

Diluted	$0.93	$0.01	$0.60	$(0.12)

Weighted average common shares outstanding
Basic	3,688,955	3,601,250	3,808,809	3,601,250

Diluted	4,066,387	3,744,830	4,198,742	3,601,250

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005	2004
Assets:	(Unaudited)
Current Assets:
Cash and cash equivalents	$25,822,825	$10,164,218
Restricted cash	1,870,344	1,268,449
Accounts receivable, net	23,751,685	22,163,719
Prepaid expenses and other	3,397,216	2,818,395
Inventory, net	835,035	871,112
Costs and estimated earnings in excess of billings on uncompleted contracts	2,095,085	449,358
Deferred tax asset, net	782,852	1,597,627

Total Current Assets	58,555,042	39,332,878
Property and equipment, net	24,283,331	21,541,946
Refundable deposits	155,502	21,780
Mineral rights and pit development, net	333,651	252,044
Claims receivable	3,521,080	3,521,080
Other receivables	115,000	115,000

Total Assets	$86,963,606	$64,784,728

Liabilities and stockholders’ equity:
Current Liabilities:
Accounts payable	$17,034,273	$19,711,571
Accrued liabilities	5,612,934	4,907,554
Notes payable	5,494,022	5,212,187
Obligations under capital leases	538,466	531,746
Billings in excess of costs and estimated earnings on uncompleted contracts	9,515,301	7,219,762

Total Current Liabilities	38,194,996	37,582,820
Notes payable, less current portion	10,273,228	10,804,017
Obligations under capital leases, less current portion	574,864	981,799
Deferred tax liability	3,243,268	3,243,268

Total Liabilities	52,286,356	52,611,904

Commitments and contingencies
Minority interest in consolidated subsidiary	17,273,752	—

Stockholders’ Equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 3,989,611 and 3,601,250 issued and outstanding	3,990	3,601
Additional paid-in capital	12,405,428	10,943,569
Capital adjustments	(799,147)	(799,147)
Retained earnings	5,793,227	2,024,801

Total Stockholders’ Equity	17,403,498	12,172,824

Total Liabilities and Stockholders’ Equity	$86,963,606	$64,784,728